Exhibit (a)(1)(D)

Offer to Purchase for Cash

Up to 4,825,000 Shares of its Common Stock

(including Associated Preferred Share Purchase Rights)

At a Purchase Price Not Greater Than $4.15

Nor Less Than $3.40 Per Share

by

LookSmart, Ltd.

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2008 UNLESS LOOKSMART EXTENDS THE TENDER OFFER.

January 15, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

LookSmart, Ltd., a Delaware corporation (“LookSmart” or “we”), is proposing to purchase for cash up to 4,825,000 shares of its common stock, par value $.001 per share (the “shares”), including the associated preferred share purchase rights issued under the Preferred Shares Rights Agreement dated as of November 15, 2007 between LookSmart and Mellon Investor Services LLC, as Rights Agent, at a price per share not greater than $4.15 nor less than $3.40, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the offer to purchase, dated January 15, 2008, and the related letter of transmittal (which, together with any supplements or amendments thereto, collectively constitute the “tender offer”). Unless otherwise indicated, all references to the shares include the associated preferred share purchase rights, and a tender of shares includes a tender of the associated rights. Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

Given the prices specified by tendering stockholders and the number of shares properly tendered and not properly withdrawn, we will select the lowest price between (and including) $3.40 and $4.15 per share (the “Purchase Price”) that will enable us to purchase 4,825,000 shares, or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. All shares purchased by us under the tender offer will be purchased at the same per share price.

All shares properly tendered before the expiration date (as specified in Section 1 of the offer to purchase) at prices at or below the Purchase Price and not validly withdrawn will be purchased by us at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the “odd lot,” proration and conditional tender provisions thereof. See Section 1 of the offer to purchase. Shares tendered at prices in excess of the Purchase Price and shares that we do not accept for purchase because of proration or conditional tenders will be returned at our expense to the stockholders that tendered such shares, as promptly as practicable after the expiration date. We expressly reserve the right, in our sole discretion, to purchase more than 4,825,000 shares under the tender offer, subject to applicable law.

If, at the expiration date more than 4,825,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy shares:

•

first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the expiration date;

•

second, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•

third, only if necessary to permit us to purchase 4,825,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that we purchase a specified minimum number of the holder’s shares if we purchase any of the holder’s shares in the tender offer (for which the condition was not initially satisfied) at or below the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7 of the offer to purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated January 15, 2008;

2.	Letter to Clients, which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an accompanying Instruction Form provided for obtaining such clients’ instructions with regard to the tender offer;

3.	Letter to the stockholders of LookSmart, dated January 15, 2008 from the Interim Chief Executive Officer and President of LookSmart;

4.	Letter of Transmittal, for your use and for the information of your clients, together with accompanying instructions, Substitute Form W-9, Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; Substitute Form W-8BEN and Instructions for form W-8BEN; and

5.	Notice of Guaranteed Delivery, to be used to accept the tender offer in the event that you are unable to deliver the share certificates, together with all other required documents, to the depositary before the expiration date, or if the procedure for book-entry transfer cannot be completed before the expiration date.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2008, UNLESS LOOKSMART EXTENDS THE TENDER OFFER.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the dealer manager and the information agent, as described in the offer to purchase. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of shares held by them as a nominee or in a fiduciary capacity. We will pay or cause to be paid any stock transfer taxes applicable to our purchase of shares pursuant to the tender offer, except as otherwise provided in the offer to purchase and letter of transmittal (see Instruction 9 of the letter of transmittal). No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of LookSmart, the dealer manager, the information agent or the depositary or any affiliate of the foregoing for purposes of the tender offer.

For shares to be properly tendered pursuant to the tender offer, the depositary must timely receive (1) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed letter of transmittal, including any required signature guarantees or an “agent’s message” (as defined in the offer to purchase and the letter of transmittal) and any other documents required pursuant to the tender offer, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.

Stockholders (a) whose share certificate(s) are not immediately available or who will be unable to deliver to the depositary the certificate(s) for the shares being tendered and all other required documents before the expiration date, or (b) who cannot complete the procedures for book-entry transfer before the expiration date, must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.

None of LookSmart, its Board of Directors, the dealer manager or the information agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender. Holders of shares must make their own decision as to whether to tender shares and, if so, how many shares to tender and at which price or prices.

Please address any inquiries you may have with respect to the tender offer to the information agent, MacKenzie Partners Inc., at its address set forth on the back cover page of the offer to purchase and telephone number set forth below.

You may obtain additional copies of the enclosed material from MacKenzie Partners Inc. by calling them at: (800) 322-2885 or (212) 929-5500.

Capitalized terms used but not defined herein have the meanings assigned to them in the offer to purchase and the letter of transmittal.

Very truly yours,

LookSmart, Ltd.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF LOOKSMART, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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